Exhibit 99.1

TPI Reports Record Second Quarter Fiscal Year 2011 Financial Results

February 14, 2011

CHENGDU, China, Feb. 14, 2011 /PRNewswire-Asia-FirstCall/ -- Tianyin Pharmaceutical Co., Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine, branded generics and other pharmaceuticals, announced the financial results for the second quarter of Fiscal Year 2011.

Second quarter fiscal year 2011 ending December 31, 2010 financial highlights

●	Revenue increased 69.6% year over year to $25.3 million from $14.9 million in 2Q FY2010
●	Operating income increased 69.0% year over year to $5.3 million from $3.2 million in 2Q FY2010 with operating margins at 21.0% and 21.1% respectively.
●	Net Income was $4.4 million, up 69.2% year over year from $2.6 million in 2Q FY2010, with net margins improved to 17.4% from 17.2% in 2Q FY2010.
●	Earnings per share of $0.16 per basic share, or $0.14 per diluted share, up from $0.10 per basic share, or $0.08 per diluted share a year earlier, a gain of 52.5% and 70.9% respectively.
●	Cash and cash equivalents totaled $31.2 million on December 31, 2010 or $1.11 per basic share in cash.
●	Sichuan Jiangchuan Macrolide Facility ("JCM") construction completed.

Second quarter fiscal year 2011 ending December 31, 2010 Results

	1Q FY2010	1Q FY2009	YoY
Sales	$25.3 million	$14.9 million	+69.6%
Gross Profit	$11.3 million	$7.8 million	+46.1%
Operating Income	$5.3 million	$3.1 million	+69.8%
Net Income	$4.4 million	$2.6 million	+71.3%
EPS (Diluted)	$0.14	$0.08	+70.9%
Diluted Shares	30.5 million	30.4 million	+0.3%

Sales for the quarter ended December 31, 2010 was $25.3 million, up 69.6% as compared to $14.9 million for the quarter ended December 31, 2009. The channel expansion and market penetration continue to be the major drivers for the revenue growth. Our current hospital coverage reached 880 hospitals up from 850 hospitals from the beginning of FY2011.

Revenues from the top selling products are listed as follows,

●	Gingko Mihuan Oral Liquid (GMOL): $5.4 million, prescription patented proprietary medicine for stroke and other cardiovascular conditions, nationally reimbursed;

●	Apu Shuangxin Benorylate Granules (APU): $1.8 million, flagship OTC original granular formulation for inflammation and rheumatism;
●	Azithromycin Tablets (AZI): $1.0 million, branded Essential Drug Listed highly effective broad spectrum antiobiotic;
●	Xuelian Chongcao Oral Liquid (XLCC): $1.1 million, proprietary TCM product for immunity and sexual function enhancement;
●	Qingre Jiedu Oral Liquid (QR): $0.8 million, modernized TCM legacy product for viral infections such as H1N1 influenza.

These products totaled $10.1 million in sales, representing 40.0% of the quarterly revenue.

Cost of Sales for the quarter ended December 31, 2010 were $14.0 million or 55.3% of sales as compared to $7.2 million or 48.3% of the sales of the quarter ended December 31, 2009.

Gross Margin for the quarter ended December 31, 2010 was 44.7% as compared to 51.9% for the quarter ended December 31, 2009. The gross margins were attributable to the addition of revenues from Tianyin Medicine Trading (TMT), the distribution arm of TPI, in the current year. TMT related gross margins averages approximately 15.0%, while in this quarter, our organic portfolio delivered approximately 55.0% gross margins, an increase of 3.1%, over the 51.9% gross margins recognized for the quarter ended December 31, 2009.

Operating Expenses for the quarter ended December 31, 2010 were $6.0 million, compared with $4.6 million for the quarter ended December 31, 2009. The increase was due to continuing sales expansion-related sales payroll and marketing expenses and the remaining approximately $0.5 million financial costs from the previous restricted stock compensation of 614,500 shares on July 15, 2010 to 55 key employees of TPI for their significant contribution during the fiscal year 2009 and the fiscal year 2010.

Net Income was $4.4 million for the quarter ended December 31, 2010, as compared to net income of $2.6 million for the quarter ended December 31, 2009, a net increase of $1.8 million or 69.2% year over year. Net profit margins for the quarter ended December 31, 2010 rose to 17.4% from 17.2% for the quarter ended December 31, 2009 as the leverage in the TPI's business operation further drives the revenue while keeping the operating expenses in-line with the sales expansion.

Diluted earnings per share for the three months ended December 31, 2010 were $0.14, up 70.9% from the earnings of $0.08 per diluted share for the three months ended December 31, 2009, based on 30.5 million and 30.4 million shares, respectively.

Balance Sheet and Cash Flow

As of December 31, 2010, we had working capital totaling $35.7 million, including cash and cash equivalents of $31.2 million or $1.11 per share in cash. Net cash generated from operating activities for the six months ended December 31, 2010 was $10.8 million, compared with $4.9 million for the six months ended December 31, 2009. The significant increase in cash generated from operating activities was mainly driven by the 69.7% increase of the operating income year over year and the net margin improvement to 17.4% from 17.2%. We believe that TPI is adequately funded to meet all of the working capital and capital expenditure needs for FY2011.

Business Development & Outlook

Jiangchuan Macrolide Project – JCM

By the end of the second quarter, we have completed the construction of the Phase I, 240-ton capacity JCM for the development, manufacturing and sales of macrolide antibiotic API. We anticipate meaningful macrolide API revenue contribution from JCM in the current fiscal year ending June 30, 2011.

Tianyin Medicine Trading Distribution Business – TMT

In November 2010, we obtained one-year distribution rights from Jiangsu Lianshui Pharmaceutical to distribute approximately 15 Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and products for other healthcare indications. The estimated annual distribution revenue from TMT is approximately $15 million.

Research and Development

Currently, we have 10 pipeline drugs pending SFDA's approval that include:

●	Huangtengsu Tablets, indicated for women's inflammatory conditions and intestinal infectious diseases
●	Lifei Tablets, for cough and other respiratory disorders
●	Fuyang Granules, for skin irritation and itchiness
●	Shuxiong Tablets, for coronary heart diseases and angina pectoris
●	Suxiao Zhixie Capsules, for acute diarrhea symptoms
●	Shuanghuang Xiaoyan Tablets, for inflammatory conditions and viral infections
●	Huoxiang Zhengqi Capsules, for various viral infections
●	Jiegu Xujing Ointment, for sports related injuries and pain
●	Runing Tablets, for women's mammary gland disorders
●	Dengzhan Huasu Tablet, for post-stroke complications, coronary heart diseases and cardiovascular disorders

Fiscal Year 2011 Financial Guidance

We reiterate our fiscal year 2011 revenue guidance of $113.0 million, representing 76.8% year over year growth and net income guidance of $18.0 million, representing 50.0% year over year growth. Our forecast is based on the following growth drivers:

1) Steady growth of our organic product portfolio featured by GMOL, XLCC, AZI, APU, QR;

2) Capacity ramp-up of TPI's newly completed production facility;

3) Antibiotic API revenue from JCM

4) Business development of TMT, TPI's distribution arm for synergistic specialty products;

5) New product market entries from TPI's pipeline;

In our forecast, we assume steady pricings for our products. Net income forecast excludes any non-cash expenses associated with stock compensation plans or stock option expenses.

The ongoing healthcare reform in China provides opportunities for our growth as well as challenges to our pipeline development, market expansion and margin improvements. The management will continue to evaluate TPI's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

The senior management will host a conference call to discuss its fiscal year 2011 second quarter financial results at 8:30 a.m. E.T. on Tuesday, February 15, 2011.

Interested parties may access the call by dialing 1-877-941-1427 (toll free) or 1-480-629-9664 (international).

The conference ID is 4410581. It is advisable to dial in approximately 5-10 minutes prior to the start of the call.

A replay will be available from February 15, 2011 till March, 1, 2011 and can be accessed by dialing 1-877-870-5176 (toll free) or 1-858-384-5517 (international). The passcode is 4410581.

This call will be webcast by ViaVid Broadcasting and can be accessed at the following link:

http://viavid.net/dce.aspx?sid=0000817C

About Tianyin Pharmaceutical

Tianyin Pharmaceutical Co., Inc. (TPI), headquartered at Chengdu, China, specializes in the development, manufacturing, marketing and sale of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures and markets a comprehensive portfolio of 56 products, 23 of which are listed in the highly selective National Reimbursement List, 7 are included in the Essential Drug List of China. TPI has a pipeline of 10 products pending SFDA approval targeting cardiovascular conditions, women's health, immune system and respiratory disorders. TPI has an extensive nationwide distribution network with 730 sales representatives out of totaled 1,365 employees. For more information about Tianyin, please visit http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact:

James Jiayuan Tong M.D. Ph.D.
Chief Financial Officer, Chief Business & Development Officer
Director
Tianyin Pharmaceutical Co., Inc.
Web: http://www.tianyinpharma.com
Email: Dr.Tong@tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
+1-949-350-6999 (U.S.)
+86-134 36 550011 (China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

Consolidated Balance Sheets
	December 31,	June 30,
	2010	2010
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$31,168,661	$27,009,066
Accounts receivable, net of allowance for doubtful accounts of $433,657	9,395,224	8,185,240
and $421,079 at December 31, 2010 and June 30, 2010, respectively
Inventory	5,470,575	3,588,824
Advance payments	394,420	382,980
Loans receivable	-	294,600
Other current assets	31,746	77,283
Total current assets	46,460,626	39,537,993
Property and equipment, net	22,668,370	14,968,822
Intangibles, net	15,348,771	15,232,286
Total assets	$84,477,767	$69,739,101

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,560,592	$1,715,781
Accounts payable – construction related	5,195,829	2,248,849
Short-term bank loans	1,517,000	1,473,000
VAT taxes payable	704,657	658,312
Income taxes payable	950,264	861,614
Other taxes payable	146,587	19,564
Dividends payable	53,501	72,995
Other current liabilities	607,196	429,135
Total current liabilities	10,735,626	7,479,250

Total liabilities	10,735,626	7,479,250

Equity
Stockholders' equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,	27,986	27,326
27,986,026 and 27,371,526 shares issued and outstanding at
December 31, 2010 and June 30, 2010, respectively
Series A convertible preferred stock, $0.001 par value 1,360,250 shares	1,360	1,360
issued and outstanding at December 31, 2010 and June 30, 2010,
Respectively
Additional paid-in capital	31,335,308	29,623,396
Statutory reserve	3,782,883	3,732,883
Treasury stock	(111,587)	(111,587)
Retained earnings	33,657,340	25,687,770
Accumulated other comprehensive income	4,611,993	2,845,076
Total stockholders' equity	73,305,283	61,806,224

Noncontrolling interest	436,858	453,627

Total equity	73,742,141	62,259,851

Total liabilities and equity	$84,477,767	$69,739,101

Consolidated Statements of Operations and Comprehensive Income (Unaudited)
	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Sales	$25,333,853	$14,936,378	$47,284,667	$28,341,581

Cost of sales	13,999,623	7,177,503	25,139,312	13,526,730

Gross profit	11,334,230	7,758,875	22,145,355	14,814,851

Operating expenses:
Selling, general and administrative	5,747,435	4,409,735	11,734,661	8,527,501
Research and development	258,702	197,380	516,677	389,870
Total operating expenses	6,006,137	4,607,115	12,251,338	8,917,371

Income from operations	5,328,093	3,151,760	9,894,017	5,897,480

Other income (expenses):
Interest income, net	5,584	(10,443)	14,790	(19,995)
Other income (expenses)	-	-	-	(39,510)
Total other expenses	5,584	(10,443)	14,790	(59,505)

Income before provision for income tax	5,333,677	3,141,317	9,908,807	5,837,975

Provision for income tax	942,068	571,756	1,847,507	1,081,691

Net income	4,391,609	2,569,561	8,061,300	4,756,284

Less: Net income (loss) attributable to	(8,785)	1,485	(16,629)	(1,040)
noncontrolling interest

Net income attributable to Tianyin	4,400,394	2,568,076	8,077,929	4,757,324
Pharmaceutical Co., Inc.

Other comprehensive income
Foreign currency translation adjustment	814,035	10,927	1,766,917	46,784

Comprehensive income	$5,214,429	$2,579,003	$9,844,846	$4,804,108

Basic earnings per share	$0.16	$0.10	$0.29	$0.20
Diluted earnings per share	$0.14	$0.08	$0.27	$0.17

Weighted average number of common shares
outstanding
Basic	27,986,026	24,906,965	27,939,271	22,323,116
Diluted	30,524,479	30,439,912	30,477,723	28,521,127

Consolidated Statements of Cash Flows (Unaudited)
	For the Six Months Ended
	December 31,
	2009	2009
Cash flows from operating activities:
Net Income	$8,061,300	$4,756,284
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	602,584	393,575
Share-based payments	1,762,572	1,055,395
Loss on disposal of fixed assets	-	39,510
Changes in current assets and current liabilities:
Accounts receivable	(949,316)	(3,013,450)
Inventory	(1,744,837)	592,309
Other receivables	25,481	401,237
Other current assets	20,750	37,500
Accounts payable and accrued expenses	(170,205)	256,055
Accounts payable – construction related	2,918,583	-
VAT taxes payable	(1,020)	83,038
Income tax payable	61,860	80,668
Other taxes payable	151,575	3,788
Dividends payable	(18,138)	-
Other current liabilities	45,190	193,483
Total adjustments	2,705,079	123,108

Net cash provided by operating activities	10,766,379	4,879,392

Cash flows from investing activities:
Additions to property and equipment	(7,400,717)	(1,288,234)
Additions to intangible assets – drug	-	(2,742,168)
Loan receivable	298,320	(293,280)

Net cash used in investing activities	(7,102,397)	(4,323,682)

Cash flows from financing activities:
Additional paid-in capital	-	7,590,962
Contribution from minority shareholders	-	439,920
Dividends paid	(54,857)	(1,077,335)

Net cash provided by (used in) financing activities	(54,857)	6,953,547

Effect of foreign currency translation on cash	550,470	5,093

Net increase in cash and cash equivalents	4,159,595	7,514,350

Cash and cash equivalents – beginning	27,009,066	12,352,223

Cash and cash equivalents – ending	$31,168,661	$19,866,573

Supplemental schedule of non cash activities
Advance payments exchanged for intangible assets – drug	$-	$807,986